2026 Stock-Settled Restricted Stock Unit Grant Terms and Conditions for Select Officers     Exhibit 10.2
Pursuant to the Brunswick Corporation 2023 Stock Incentive Plan (the “Plan”)

Purpose	To encourage retention of key managers to support the execution of business strategies in order to encourage and reward the creation of sustainable, long-term shareholder value and achieve future goals. Any capitalized terms used but not defined herein shall have the meanings given to such terms in the Plan.

Restricted Stock Units	Restricted Stock Units valued on the same basis as Brunswick Corporation (“Brunswick”) common stock where one unit equals one share. Dividend equivalents will be reinvested in additional Restricted Stock Units, which will be subject to the same vesting conditions applicable to (and settled at the same time as) the underlying Restricted Stock Units. There are no voting rights or any other rights as a stockholder attached to Restricted Stock Units.

Grant Date	____________, 2026.
Award	____________ Restricted Stock Units.
Normal Vesting	Restricted Stock Units will vest and be distributed two years after the Grant Date, subject to the Grantee’s continued employment through such date.
Prorated Vesting Upon Involuntary Termination Without Cause	If the Grantee’s employment is terminated by Brunswick for a reason other than Cause or Permanent Disability, then a pro rata portion of the award will be vested as of the date of such termination of employment and be distributed as of the second anniversary of the Grant Date. For purposes of the foregoing sentence, a “pro rata portion” will mean the product of (i) the number of Restricted Stock Units awarded that would have vested on the normal vesting date and (ii) a fraction, the numerator of which is the number of days that have elapsed since the Grant Date through the date of termination of the Grantee’s employment and the denominator of which is 731.

Vesting Upon Death or Permanent Disability	In the case of a termination of employment due to death or a Permanent Disability, the award will become fully vested and distributed as of the date of such death or Permanent Disability.

2026 Stock-Settled Restricted Stock Unit Grant Terms and Conditions for Select Officers     Exhibit 10.2
Pursuant to the Brunswick Corporation 2023 Stock Incentive Plan (the “Plan”)

Vesting Upon Termination After Change in Control
▪If the award is effectively assumed or continued by the surviving or acquiring corporation in a Change in Control and (i) Brunswick terminates the Grantee’s employment without Cause or (ii) the Grantee resigns for Good Reason (as defined below), then in each case all the award will be vested and distributed as of the date of such termination of employment; provided, however, that if the award is considered “nonqualified deferred compensation” within the meaning of Internal Revenue Code Section 409A with respect to the Grantee and (A) the Change in Control was not a “change in control event” within the meaning of Internal Revenue Code Section 409A or (B) the termination of employment occurred more than two (2) years following the occurrence of the “change in control event,” then the vested award shall be distributed two (2) years after the Grant Date.

▪If the award is not effectively assumed or continued by the surviving or acquiring corporation in a Change in Control, the award shall vest in full and be distributed as of the date of the Change in Control; provided, however, that if the award is considered “nonqualified deferred compensation” within the meaning of Internal Revenue Code § 409A with respect to the Grantee and the Change in Control was not a “change in control event” within the meaning of Internal Revenue Code § 409A or to the extent distribution would be impermissible under Internal Revenue Code § 409A, then the vested award shall be distributed two (2) years after the Grant Date.

▪Determinations as to whether the award has been effectively assumed or continued by the surviving or acquiring corporation shall be made by the Human Resources and Compensation Committee, as constituted prior to the Change in Control.

Forfeiture Upon Termination	Except as otherwise provided herein, Restricted Stock Units will be forfeited upon a termination of employment prior to vesting.

The Restricted Stock Units shall be forfeited in their entirety upon any termination for Cause.

Timing and Form of Distribution	Upon distribution, shares will be credited to an account established for the benefit of the Participant with the Company’s administrative agent.

Distributions will occur as soon as practicable, but no later than thirty (30) days after the distribution date provided above, except that if the Grantee is a “specified employee” (as such term is defined under Internal Revenue Code Section 409A) as of the date of his or her “separation from service” (as such term is defined under Internal Revenue Code Section 409A), then to the extent any amount to be distributed in connection with the settlement of the award is payable upon the Grantee’s “separation from service” and constitutes the payment of nonqualified deferred compensation, within the meaning of Internal Revenue Code Section 409A, the distribution will not be made before six (6) months after separation from service (or, if earlier, death).

2026 Stock-Settled Restricted Stock Unit Grant Terms and Conditions for Select Officers     Exhibit 10.2
Pursuant to the Brunswick Corporation 2023 Stock Incentive Plan (the “Plan”)

Tax Withholding	For those whose employment is terminated by Brunswick for a reason other than Cause or Permanent Disability prior to the year of a scheduled distribution, tax-withholding liability to meet required FICA must be paid i) via payroll or participant check by the end of the year of such termination or ii) at the Company’s discretion, collected during the first calendar quarter of the next year. Subsequent Federal, state and local income tax withholding must be paid via share reduction upon distribution.

For all others, tax withholding liability (to meet required FICA, Federal, state, and local withholding) must be paid via share reduction upon distribution.

Definitions
“Cause” shall mean the Grantee’s:
a)conviction of a crime, including by a plea of guilty or nolo contendere, involving theft, fraud, perjury, or moral turpitude;
b)intentional or grossly negligent disclosure of confidential or trade secret information of the Company or a Related Company to anyone not entitled to such information;
c)willful omission or dereliction of any statutory or common-law duty of loyalty to the Company or a Related Company;
d)willful and material violation of the Company’s Code of Conduct or any other written Company policy; or
e)repeated failure to carry out the material components of the Grantee’s duties despite specific written notice to do so by the Chief Executive Officer, other than any such failure as a result of incapacity due to physical or mental illness.

“Good Reason” shall have the meaning set forth in the employment agreement, if any, between the Grantee and Brunswick as in effect on the Grant Date, provided that if the Grantee is not a party to an employment agreement that contains such definition, then Good Reason means the occurrence of any of the following events without the Grantee’s express written consent: (a) a material breach by Brunswick of any provision of this Agreement; (b) Brunswick’s failure to pay any portion of the Grantee’s compensation when due or to include the Grantee in any bonus or incentive plan that applies to similarly situated employees of Brunswick; (c) Brunswick’s failure to provide, or continue to provide, the Grantee with either the perquisites or the employee health and welfare benefits (including, without limitation, life insurance, medical, dental, vision, long-term-disability, and similar benefits) generally provided to similarly situated employees of Brunswick; (d) a Reduction in Authority or Responsibility of the Grantee (as defined below); (e) a Reduction in Compensation (as defined below); and (f) a Business Relocation Beyond a Reasonable Commuting Distance (as defined below); provided, however, that the occurrence of any such condition shall not constitute Good Reason unless (x) the Grantee provides written notice to Brunswick of the existence of such condition not later than sixty (60) days after the Grantee knows or reasonably should know of the existence of such condition, (y) Brunswick fails to remedy such condition within thirty (30) days after receipt of such notice, and (z) the Grantee resigns due to the existence of such condition within sixty (60) days after the expiration of the remedial period described in clause (y) hereof. For purposes of this definition

“Permanent Disability” means the Grantee is unable to return to work following the end of the Salary Continuation period for a leave of absence due to medical illness.

2026 Stock-Settled Restricted Stock Unit Grant Terms and Conditions for Select Officers     Exhibit 10.2
Pursuant to the Brunswick Corporation 2023 Stock Incentive Plan (the “Plan”)

Additional Terms and Conditions	This award is subject to the terms of the Plan. The Plan and these Terms and Conditions together constitute the entire agreement of the parties with respect to the subject matter specifically addressed herein. To the extent any provision herein conflicts with the Plan, the Plan shall govern. The Human Resources and Compensation Committee of the Board administers the Plan. The Committee may interpret the Plan and adopt, amend, and rescind administrative guidelines and other rules as deemed appropriate. Committee determinations are conclusive and binding on all interested parti

This award and any shares delivered pursuant to this award are subject to forfeiture, recovery by Brunswick, or another action pursuant to any clawback or recoupment policy that Brunswick may adopt from time to time, including, without limitation, the Brunswick Corporation Compensation Recoupment Policy.

To the extent permitted by applicable law, Brunswick shall have the right to offset from any amount distributable hereunder any amount that the Grantee owes to Brunswick or any affiliate thereof without the consent of the Grantee (or his or her beneficiary, in the event of the Grantee’s death).

The grant of this award does not guarantee the Grantee the right to or expectation of any future awards under the Plan or any future incentive plan adopted by Brunswick, and the value of the Restricted Stock Units is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance, or other similar employee benefit.

The Plan may be amended, suspended, or terminated at any time. The Plan, these Terms and Conditions, and the Restricted Stock Units will be governed by the laws of the State of Illinois, without regard to the conflict-of-law provisions of any jurisdiction

* * * * *

Nothing contained in these Terms and Conditions or the Plan constitutes or is intended to create a contract of continued employment. Employment is at will and may be terminated by either the employee or Brunswick (including affiliates) for any reason at any time.

For questions and/or a copy of the Prospectus, please contact: Ed Dabrowski
Brunswick Corporation
26125 N. Riverwoods Blvd.
Suite 500
Mettawa, Illinois 60045
847-735-4082
ed.dabrowski@brunswick.com

Additionally, certain other publicly-filed documents, including Brunswick’s latest Annual Report on Form 10-K and Proxy Statement filed with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended, constitute part of the prospectus covering securities that have been registered under the Securities Act. Brunswick’s latest Form 10-K, Proxy Statement and other filings are available on the Brunswick web page at https://www.brunswick.com/investors/sec-filings or the SEC web site at https://www.sec.gov. In addition, a copy of the Form 10-K, Proxy Statement and other publicly-filed documents will also be provided, without charge, upon written request to the contact above.